Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact: Mark Lipparelli	Media Contact: Marcus Prater
(702) 584-7600	(702) 584-7828
mlipparelli@ballytech.com	mprater@ballytech.com

BALLY TECHNOLOGIES ANNOUNCES
DEATH OF BOARD MEMBER
JOEL KIRSCHBAUM

LAS VEGAS, Aug. 17, 2006 – Bally Technologies, Inc. (NYSE: BYI) is saddened to announce the death on August 16, 2006 of Board Member Joel Kirschbaum. Mr. Kirschbaum passed away after a brief illness.

“We are all deeply saddened by Joel’s death,” said David Robbins, Chairman of the Board. “Joel’s contributions to our Company during the past 12 years, including playing a leading role in guiding its development from a route operations company in the early 1990s to its present state as a sophisticated integrated gaming, systems and software company, have been enormous. Joel will be sorely missed by all of his many friends in the Company and in the industry, and we offer our heartfelt condolences to family and friends.”

Mr. Kirschbaum has been a director since July 1994, served as Chairman of the Board of Directors from July 1994 to March 1995 and served as a member of the Company’s Office of the Chairman since July 1, 2004. Mr. Kirschbaum was the controlling person of Kirkland Investment Company and, prior to that, served in various capacities including General Partner at Goldman Sachs.

The Company’s Board of Directors remains in compliance with applicable regulatory and exchange requirements for independence; however, the Company anticipates adding a new Board member before the end of the calendar year.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The company also owns and operates Rainbow Casino in Vicksburg, Miss. Additional information on the company can be found at www.BallyTech.com.

– BALLY TECHNOLOGIES, INC.–